Exhibit 8.1

SUBSIDIARIES OF MICHAEL KORS HOLDINGS LIMITED

Entity Name	Jurisdiction of Formation

Michael Kors International Limited	British Virgin Islands

Michael Kors (USA) Holdings, Inc.	Delaware

Michael Kors (USA), Inc.	Delaware

Michael Kors Retail, Inc.	Delaware

Michael Kors Stores (California), Inc.	Delaware

Michael Kors, L.L.C.	Delaware

Michael Kors Stores, L.L.C.	New York

Michael Kors (Canada) Co.	Nova Scotia

Michael Kors (Switzerland) GmbH	Switzerland

Michael Kors (Switzerland) Holdings GmbH	Switzerland

Michael Kors (UK) Limited	United Kingdom

Michael Kors Japan K.K.	Japan

Michael Kors Limited	Hong Kong

Michael Kors do Brasil Paticipações Ltda	Brazil

Michael Kors Belgium BVBA	Belgium

Michael Kors (France) SAS	France

Michael Kors (Germany) GmbH	Germany

Michael Kors (Spain), S.L.	Spain

Michael Kors Italy S.R.L. Con Socio Unico	Italy

Michael Kors (Austria) GmbH	Austria

Michael Kors (Netherlands) B.V.	Netherlands

Michael Kors (Poland) sp. z.o.o.	Poland

Michael Kors (Europe) Holding Cooperatie U.A.	Netherlands

Michael Kors (Europe) Holdings B.V.	Curacao

Michael Kors (Europe) B.V.	Netherlands